EXECUTION VERSION




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                            STOCK PURCHASE AGREEMENT

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                                      Among

                         BOSTON SCIENTIFIC CORPORATION,

                   MORGAN STANLEY VENTURE PARTNERS III, L.P.,

                   MORGAN STANLEY VENTURE INVESTORS III, L.P.,

             MORGAN STANLEY VENTURE PARTNER ENTREPRENEUR FUND, L.P.,

                            BANK OF AMERICA VENTURES,

                                       and

                              BA VENTURE PARTNERS V



                            Dated as of June 28, 2001





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                                TABLE OF CONTENTS


Section                                                                     Page


                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01  Definitions......................................................2


                                   ARTICLE II

                            PURCHASE AND SALE; TenDER

SECTION 2.01  Purchase and Sale of the Shares and Warrants.....................3
SECTION 2.02  Purchase Price...................................................3
SECTION 2.03  Closing..........................................................3
SECTION 2.04  Closing Deliveries by the Sellers................................3
SECTION 2.05  Closing Deliveries by Purchaser..................................4
SECTION 2.06  Tender of Shares.................................................4


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

SECTION 3.01  Organization, Authority and Qualification of the Seller..........4
SECTION 3.02  No Conflict......................................................5
SECTION 3.03  Ownership of Securities..........................................5
SECTION 3.04  Absence of Litigation............................................6
SECTION 3.05  Brokers..........................................................6


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION 4.01  Organization and Authority of Purchaser..........................6
SECTION 4.02  No Conflict; Required Filings and Consents.......................6
SECTION 4.03  No Distribution..................................................7
SECTION 4.04  Brokers..........................................................7
SECTION 4.05  Financing........................................................7

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

SECTION 5.01  Irrevocable Proxy................................................7
SECTION 5.02  No Disposition or Encumbrance of the Seller's
              Shares and Warrants..............................................8
SECTION 5.03  No Solicitation of Transactions..................................8
SECTION 5.04  Company Board Representation.....................................9
SECTION 5.05  Liquidation Rights...............................................9
SECTION 5.06  Further Action; Reasonable Best Efforts..........................9
SECTION 5.07  Public Announcements.............................................9
SECTION 5.08  Limitations......................................................9
SECTION 5.09  Notification of Subsequent Acquisition of Securities.............9
SECTION 5.10  Grant of Option.................................................10
SECTION 5.11  Purchaser Obligation............................................10


                                   ARTICLE VI

                              CONDITIONS TO CLOSING

SECTION 6.01  Conditions to the Closing.......................................10
SECTION 6.02  Conditions to Obligations of Purchaser..........................11
SECTION 6.03  Conditions to Obligations of Sellers............................11


                                   ARTICLE VII

                             TERMINATION AND WAIVER

SECTION 7.01  Termination.....................................................12
SECTION 7.02  Effect of Termination...........................................12
SECTION 7.03  Waiver..........................................................12


                                  ARTICLE VIII

                               GENERAL PROVISIONS

SECTION 8.01  Survival of Representations and Warranties......................13
SECTION 8.02  Expenses........................................................13
SECTION 8.03  Notices.........................................................13
SECTION 8.04  Severability....................................................14
SECTION 8.05  Entire Agreement; Assignment....................................14
SECTION 8.06  Parties in Interest.............................................15
SECTION 8.07  Specific Performance............................................15
SECTION 8.08  Governing Law...................................................15
SECTION 8.09  Waiver of Jury Trial............................................15

SECTION 8.10  Headings........................................................15
SECTION 8.11  Counterparts....................................................15

SCHEDULE A    Sellers: Share Ownership and Consideration

         STOCK PURCHASE AGREEMENT, dated as of June 28, 2001 (this "Agreement"), among BOSTON SCIENTIFIC CORPORATION, a Delaware corporation ("Purchaser"), MORGAN STANLEY VENTURE PARTNERS III, L.P., MORGAN STANLEY VENTURE INVESTORS III, L.P., MORGAN STANLEY VENTURE PARTNERS ENTREPRENEUR FUND, L.P., each a Delaware limited partnership (and collectively "MS"), BANK OF AMERICA VENTURES, a California corporation and BA VENTURE PARTNERS V, a California limited partnership (together with MS, a "Seller" and, collectively, the "Sellers"), as stockholders of CARDIAC PATHWAYS CORPORATION, a Delaware corporation (the "Company").

         WHEREAS, each Seller is the record and beneficial owner of (i) the number of shares of preferred stock, series B, par value $0.001 per share, of the Company (together with any shares of preferred stock, series B, acquired after the date hereof, the "Shares"), (ii) warrants to purchase the number of Shares (together with any warrants to purchase Shares acquired after the date hereof, the "Warrants") and (iii) the number of shares of common stock, par value $0.001 per share, of the Company (the "Common Stock") (such shares of Common Stock together with any shares of Common Stock acquired after the date hereof, the "Common Shares") set forth next to such Seller's name on Schedule A hereto;

         WHEREAS, Purchaser and Adam Acquisition 2001 Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), are separately entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement") with the Company, pursuant to which (i) Merger Sub agrees to commence a cash tender offer (as such tender offer may hereafter be amended from time to time in accordance with the Merger Agreement, the "Offer") to acquire all the issued and outstanding shares of Common Stock for $5.267 per share of Common Stock (or any greater amount per share of Common Stock paid pursuant to the Offer), and (ii) following the consummation of the Offer and the transactions contemplated by this Agreement, Merger Sub will merge with and into the Company (the "Merger"); and

         WHEREAS, as contemplated by the Merger Agreement, and as a condition to the Merger, (i) each Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from each Seller, such Seller's Shares and Warrants and (ii) each Seller has agreed to tender its Common Shares in the Offer, upon the terms and subject to the conditions set forth herein (such Shares, Warrants and Common Shares being, collectively, "Securities") of such Seller;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Purchaser and the Sellers hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.01 Definitions. (a) Capitalized terms used but not otherwise defined herein shall have the meanings described thereto in the Merger Agreement. In addition, for purposes of this Agreement:

         "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

         "knowledge" of a specified person means the actual knowledge of any executive officer of such person.

         "Lien" means any lien, mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim or charge of any kind, or any conditional sale agreement or other agreement to create any of the foregoing.

         "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

         "Purchase Price Bank Account" means, with respect to each Seller, a bank account to be designated by such Seller in a written notice to Purchaser at least five Business Days before the Closing.

         "subsidiary" or "subsidiaries" of any person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

         "1999 Agreement" means the Series B Purchase Agreement, dated as of May 20, 1999, among the Company and the several purchasers listed on the signature pages thereof.

         (b) the following terms have the following meaning set forth in the Section set forth below:

          Defined Term                            Location of Definition
          ------------                            ----------------------

          Action                                         ss.3.04
          Agreement                                      Preamble
          Cash Purchase Price                            ss.2.02
          Closing                                        ss.2.03
          Closing Date                                   ss.2.03
          Common Shares                                  Recitals
          Company                                        Preamble
          Exercise Notice                                ss.5.10(b)
          Governmental Authority                         ss.3.02(b)
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                                       3

          Irrevocable Proxy                              ss.5.01(a)
          Law                                            ss.3.02(a)
          Merger                                         Recitals
          Merger Agreement                               Recitals
          Merger Sub                                     Recitals
          MS                                             Recitals
          Offer                                          Recitals
          Option(s)                                      ss.5.10(a)
          Purchaser                                      Preamble
          Securities                                     Recitals
          Seller(s)                                      Preamble
          Shares                                         Recitals


                                   ARTICLE II

                            PURCHASE AND SALE; TenDER

         SECTION 2.01 Purchase and Sale of the Shares and Warrants. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from each Seller, the number of Shares and Warrants set forth next to such Seller's name on Schedule A hereto.

         SECTION 2.02 Purchase Price. The purchase price for each Seller's Shares and Warrants shall consist of the amount of immediately available United States dollars (such Seller's "Cash Purchase Price") set forth next to such Seller's name on Schedule A hereto. In the event that the price per share of Common Stock paid pursuant to the Offer is increased, the Cash Purchase Price payable to each Seller hereunder shall be increased by an amount equal to the per share amount of such increase multiplied by the aggregate number of Common Shares issuable upon conversion of each Seller's Shares (including any Shares issuable upon exercise of such Seller's Warrants).

         SECTION 2.03 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Sellers' Shares and Warrants contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, 10022 at 9:00 A.M. New York City time on the Business Day following the later to occur of (i) expiration or termination of all applicable waiting periods under the HSR Act, and (ii) satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VI or at such other place or at such other time or on such other date as the Sellers and Purchaser may mutually agree upon in writing (the date on which the Closing takes place being the "Closing Date").

         SECTION 2.04 Closing Deliveries by the Sellers. At the Closing, each Seller shall deliver or cause to be delivered to Purchaser:

                  (a) stock certificates evidencing the Seller's Shares and certificates or other instruments representing such Seller's Warrants, in each case duly endorsed in blank, or accompanied by stock or transfer powers duly executed in blank, in form reasonably satisfactory to Purchaser and with all required transfer tax stamps affixed, provided, however, that in the event any such certificates shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by Seller, the Cash Purchase Price payable with respect thereto pursuant to
         Section 2.02;

                  (b) a receipt for an amount equal the Cash Purchase Price received by such Seller; and

                  (c) the certificates and other documents required to be delivered pursuant to Section 6.02.

         SECTION 2.05 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to each Seller:

                  (a) an amount equal to such Seller's Cash Purchase Price to be paid in cash by wire transfer in immediately available funds to such Seller's Purchase Price Bank Account; and

                  (b) a receipt for the Seller's Shares and Warrants received by Purchaser.

         SECTION 2.06 Tender of Shares. Each Seller agrees to tender, pursuant to and in accordance with the terms of the Offer, and not withdraw (except following termination of the Offer in accordance with its terms), all of the Common Shares held by such Seller as set forth on Schedule A, together with any Common Shares subsequently acquired by such Seller after the date hereof and prior to the consummation of the Offer. Such Seller acknowledges and agrees that Purchaser's obligation to accept for payment Common Shares in the Offer, including any Common Shares tendered by the Sellers, is subject to the terms and conditions of the Merger Agreement and the Offer.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         As an inducement to Purchaser to enter into this Agreement, each Seller hereby represents and warrants individually, and not jointly or severally, to Purchaser as follows:

         SECTION 3.01 Organization, Authority and Qualification of the Seller.
(a) Such Seller is a corporation or a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Such Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect or materially delay the ability of such Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly and validly executed and delivered by such Seller and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and for general equitable and public policy principles.

         (b) In accordance with the terms and conditions of the Certificate of Designation, such Seller approves the Transactions and such approval, together with the approval of the other Sellers, is the only approval required under the Certificate of Designation to consummate the Transactions.

         SECTION 3.02 No Conflict. (a) The execution and delivery of this Agreement by such Seller do not, and the performance of this Agreement by such Seller shall not, (i) conflict with or violate the certificate of incorporation, by-laws or equivalent organizational documents of such Seller, (ii) assuming satisfaction of the requirements set forth in Section 3.02(b) below, conflict with or violate any federal or state statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to such Seller or by which any property or asset of such Seller is bound or affected or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, violations, breaches, defaults or other occurrences that would not adversely affect or materially delay the ability of such Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

         (b) The execution and delivery of this Agreement by such Seller do not, and the performance of this Agreement by such Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state takeover laws and the pre-merger notification requirements of the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not adversely affect or materially delay the ability of such Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

         SECTION 3.03 Ownership of Securities. Such Seller is the record and beneficial owner of, and has valid title to, the number of Securities set forth next to such Seller's name on Schedule A hereto. Such Securities are all the equity securities of the Company owned, either of record or beneficially, by such Seller as of the date hereof and such Seller does not have any option or other right to acquire any other securities of the Company. The Securities owned by such Seller are owned free and clear of all Liens, other than any Liens created by this Agreement and the 1999 Agreement. Except as provided in this Agreement, such Seller has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Securities owned by such Seller. At the Closing, such Seller shall deliver, and upon such delivery and payment of the Purchase Price therefor, Purchaser shall receive valid title to such Seller's Shares and Warrants free and clear of any Liens, other than pursuant to this Agreement and any Liens created by Purchaser of Merger Sub.

         SECTION 3.04 Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Sellers, threatened against such Seller, or any property or asset of such Seller, before any Governmental Authority that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

         SECTION 3.05 Brokers. Other than Dain Rauscher Wessels (in accordance with the arrangement set forth on Section 6.01(f) of the Disclosure Schedule), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to each Seller to enter into this Agreement, Purchaser hereby represents and warrants to each Seller as follows:

         SECTION 4.01 Organization and Authority of Purchaser. Purchaser is a corporation, duly incorporated and validly existing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

         SECTION 4.02 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser shall not, (i) conflict with or violate the certificate of incorporation or by-laws of Purchaser, (ii) assuming satisfaction of the requirements set forth in 4.02(b) below, conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, contract agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, violations, breaches, defaults or other occurrences that would not adversely affect or materially delay the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

         (b) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of state takeover laws and the premerger notifications of the HSR Act, (ii) for those required to be made with self-regulatory organizations and Governmental Authorities regulating brokers, dealers, investment advisors, investment companies, banks, trust companies and insurance companies and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not adversely affect or materially delay the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

         SECTION 4.03 No Distribution. Purchaser is not acquiring the Sellers' Shares and Warrants with a view to, or for offer or sale in connection with, any distribution thereof.

         SECTION 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or Merger Sub.

         SECTION 4.05 Financing. Purchaser has and will have at the closing of the Offer and the Merger, as applicable, sufficient funds or available has and borrowing capacity to permit Purchaser and Merger Sub to consummate all of the Transactions.


                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.01 Irrevocable Proxy. (a) Each Seller hereby irrevocably constitutes and appoints Purchaser and each of its officers, from and after the date hereof and until the earlier to occur of the Closing and the termination of this Agreement (at which point such constitution and appointment shall automatically be revoked), as such Seller's attorney, agent and proxy (such constitution and appointment, the "Irrevocable Proxy"), with full power of substitution, to vote such Seller's Shares and Common Shares, together with any Shares issued upon exercise of Warrants and any Securities acquired after the date of this Agreement, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company
(i) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of the Sellers contained in this Agreement, (ii) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal) that could reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or this Agreement, and (iii) in favor of the Transactions (as defined the Merger Agreement) as may be required pursuant to the protective provisions of the Company's Certificate of Designations.

         (b) THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A SELLER MAY TRANSFER ANY OF ITS SHARES, WARRANTS OR COMMON SHARES IN BREACH OF THIS AGREEMENT. Each Seller hereby revokes all other proxies and powers of attorney with respect to such Seller's Securities that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Seller with respect thereto. The termination of such other proxies or powers of attorney, and the granting of the Irrevocable Proxy, shall be binding upon the heirs, personal representatives, successors and assigns of such Seller.

         SECTION 5.02 No Disposition or Encumbrance of the Seller's Shares and Warrants. Each Seller agrees that, except as contemplated by this Agreement, such Seller shall not (i) sell, transfer, tender (including, without limitation, into the Offer), pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens of any nature whatsoever with respect to (other than the Irrevocable Proxy), any of such Seller's Shares or Warrants (or agree or consent to, or offer to do, any of the foregoing) or (ii) take any action that would make any representation or warranty of the Sellers herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Seller from performing such Seller's obligations hereunder.

         SECTION 5.03 No Solicitation of Transactions. Except as permitted by the Merger Agreement, each Seller agrees that between the date of this Agreement and the date of termination of the Merger Agreement, such Seller shall not, directly or indirectly, through any director, officer, employee, representative, agent or otherwise, (i) solicit, initiate, endorse, accept or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise participate in, assist, facilitate, endorse or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Such Seller shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. Such Seller shall promptly advise Purchaser orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request, in each case received by such Seller and not the Company; provided, however, that such duties to advise Purchaser shall not apply to employees or agents of such Seller who are directors of the Company, whose obligations to advise with respect to any Acquisition Proposal shall be to the Company.

         SECTION 5.04 Company Board Representation. Promptly upon the Closing, the Sellers shall cause the directors nominated by the Sellers or who are otherwise affiliated with the Sellers after the Closing to resign from the Board of Directors of the Company and any boards of directors of the Company's subsidiaries if so requested by Purchaser or Merger Sub, and shall cause their employees or agents who are directors of the Company to cause the individuals nominated by Purchaser to be elected to the Board in accordance with Section
7.03 of the Merger Agreement.

         SECTION 5.05 Liquidation Rights. Each of the Sellers acknowledges and agrees that (i) the execution of this Agreement is not a liquidation event under section 6(a) of the Company's Certificate of Designation and (ii) following the Closing and upon payment to such Seller of all amounts due to Seller pursuant to
Section 2.05 hereof, such Seller's rights as a holder of Shares shall terminate and be extinguished, and any amounts due and payable under the Certificate of Designation to a holder of Shares shall be due and payable to Purchaser.

         SECTION 5.06 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement.

         SECTION 5.07 Public Announcements. The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Merger Agreement shall be issued by any party without the prior consent (which consent shall not be unreasonably withheld) of Purchaser, in the case of a release or announcement by any Seller or any of its affiliates (other than the Company and the Company's subsidiaries), or each of the Sellers, in the case of a release or announcement by, Purchaser or any of its affiliates, except as such release or announcement may be required by Law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, each party agrees to permit the other parties hereto to publish and disclose any documents filed with the Securities and Exchange Commission pursuant to the Exchange Act, and related filings under the United States securities laws, such party's identity and ownership of Seller's Securities and the nature of the commitments, arrangements and understandings under this Agreement.

         SECTION 5.08 Limitations. Nothing in this Agreement shall limit or restrict any representative of the Sellers who is a director of the Company from acting in his or her capacity as a director or officer of the Company (it being understood that this Agreement shall apply to Seller solely in Seller's capacity as a security holder of the Company) or voting in Seller's sole discretion on any matter other than those matters referred to in this Agreement.

         SECTION 5.09 Notification of Subsequent Acquisition of Securities. Each Seller shall notify Purchaser in the event such Seller acquires any Securities after the date of this Agreement in addition to those set forth on Schedule A.

         SECTION 5.10 Grant of Option. (a) Each Seller hereby grants to Purchaser an irrevocable option (each, the "Option" and, collectively, the "Options") to purchase any or all of such Seller's Common Shares at the Per Share Amount, net to such Seller in cash. The Options shall expire if not exercised prior to the termination of the Merger Agreement.

         (b) Exercise of Option. (i) Each Option may be exercised by Purchaser, in whole but not in part, at any time following termination of the Offer until the expiration or termination of the Option; provided that no Option may be exercised unless a number of Options are concurrently exercised, a number of Series B Shares and Warrants are concurrently purchased and a number of Options are exercised pursuant to the terms of the other Stockholder Agreements such that, after giving effect to such exercise or purchase and the exercise hereunder, the Purchaser or an affiliate thereof would own Series B Shares, Warrants and Shares constituting a majority of the outstanding Shares on a fully diluted basis.

         (ii) If Purchaser wishes to exercise an Option, Purchaser shall send a written notice (the "Exercise Notice") to the applicable Seller of its intention to exercise the Option. The purchase of any such Common Shares pursuant to an Option shall occur concurrently with the Closing.

         (iii) At the Closing, (A) such Seller, with respect to those Common Shares that are being purchased pursuant to the Option, shall deliver to Purchaser (or its designee) such Seller's Common Shares by delivery of a certificate or certificates evidencing such Common Shares, duly endorsed to Purchaser or accompanied by stock powers duly executed in favor of Purchaser, with all necessary stock transfer stamps affixed, and (B) Purchaser shall pay to such Seller the aggregate Per Share Amount for such Seller's Common Shares.

         (c) Closing of Option Purchase. The purchase of Common Shares pursuant to the Options shall be subject to the satisfaction of each of the conditions set forth in Article VI.

         SECTION 5.11 Purchaser Obligation. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and its affiliates shall acquire all Common Shares, Series B Shares and Warrants subject to any of the Stockholder Agreements, unless the failure to acquire such Shares, Series B Shares or Warrants is due to the breach or default of any other party hereunder or thereunder.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         SECTION 6.01 Conditions to the Closing. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

                  (a) No Order; Compliance with Law. (i) No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares or Warrants by Purchaser or any affiliate of Purchaser illegal or otherwise restricting or prohibiting consummation of the transactions contemplated by this Agreement or the Merger Agreement and (ii) consummation of the transactions contemplated by this Agreement shall not conflict with or violate any provision of United States Law; and

                  (b) Stockholder Agreements. Purchaser or its affiliate shall have purchased, or shall purchase concurrently with the consummation of this Agreement, a number of Common Shares under the other Stockholder Agreements such that, together with the Series B Shares, Warrants and Shares to be purchased hereunder, the Purchaser or an affiliate thereof would own a majority of the outstanding Shares on a fully diluted basis.

         SECTION 6.02 Conditions to Obligations of Purchaser. The obligations of Purchaser with respect to each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of such Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date, and Purchaser shall have received a certificate to such effect signed by a duly authorized officer of such Seller; and

                  (b) Covenants. The covenants and agreements contained in this Agreement to be complied with by such Seller on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate to such effect signed by a duly authorized officer of such Seller; and

                  (c) Offer. Purchaser or its affiliate shall have purchased all Common Shares validly tendered and not withdrawn pursuant to the Offer, or the conditions to the Offer shall have been satisfied or waived.

         SECTION 6.03 Conditions to Obligations of Sellers. The obligations of each Seller with respect to Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date, and the Sellers shall have received a certificate to such effect signed by a duly authorized officer of Purchaser; and

                  (b) Covenants. The covenants and agreements contained in this Agreement to be complied with Purchaser on or before the Closing shall have been complied with in all material respects, and the Sellers shall have received a certificate to such effect signed by a duly authorized officer of Purchaser.


                                  ARTICLE VII

                             TERMINATION AND WAIVER

         SECTION 7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by Sellers holding a majority of the outstanding Shares, on the one hand, or Purchaser, on the other hand, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making the transactions contemplated by this Agreement illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Agreement; or

                  (b) automatically, without any action on behalf of any party, if the Merger Agreement shall have been terminated in accordance with its terms; or

                  (c) by Purchaser if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of any of the Sellers, such that the conditions in Article VI would not be satisfied, which breach is not cured within 15 days following written notice to the breaching party, or which breach, by its nature or timing, cannot be cured prior to the Closing.

         SECTION 7.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Section 8.02 and (b) that nothing herein shall relieve any party from liability for any breach of a covenant of this Agreement.

         SECTION 7.03 Waiver. At any time prior to the Closing, any of the parties hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.01 Survival of Representations and Warranties. The representations and warranties of the Sellers contained in Section 3.03 of this Agreement shall survive the Closing. All other representations and warranties of the Sellers and the representations and warranties of Purchaser contained in
Article IV shall terminate as of the Closing. The liability of the Sellers and Purchaser with respect to their respective representations and warranties shall not be reduced by any investigation made at any time by or on behalf of the other parties.

         SECTION 8.02 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, any fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, at the Closing, Purchaser shall cause the Company to reimburse the Sellers for their reasonable out-of-pocket fees and expenses, including the reasonable fees and expenses of Davis Polk & Wardwell, incurred in connection with this Agreement and the transactions contemplated hereby and by the Merger Agreement; provided that any such fees and expenses shall payable only to the extent the Company has not otherwise incurred fees and expenses in excess of $2.5 million, as set forth in section 6.01(f) of the Merger Agreement.

         SECTION 8.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 8.03):

         (a) if to the Sellers:

         Morgan Stanley Venture Partners
         1221 Avenue of the Americas
         NY, NY 10020
         Telecopy: (212)762-8282
         Attention: Fazle Husain

         and

         BA Venture Partners
         950 Tower Lane, Suite 700
         Foster City, CA 94404
         Telecopy: (650) 378-6040
         Attention: Mark Brooks

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, NY 10017
         Telecopy:  (212) 450-3350
         Attention: John A. Bick

         with a further copy to:

         Wilson Sonsini Goodrich & Rosati
         Professional Corporation
         650 Page Mill Road
         Palo Alto, CA  94304-1050
         Telecopy:  (650) 493-6811
         Attention: Chris F. Fennell
                    Michael S. Dorf

         if to Purchaser:

         Boston Scientific Corporation
         One Boston Scientific Place
         Natick, MA 01760-1537
         Telecopier No: (508) 650-8960
         Attention:     Assistant General Counsel

         with a copy to:

         Shearman & Sterling
         599 Lexington Avenue
         New York, NY  10022
         Telecopy:  (212) 848-7179
         Attention: Clare O'Brien

         SECTION 8.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

         SECTION 8.05 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Purchaser may assign all or any of its rights and obligations hereunder to any affiliate, provided that no such assignment shall relieve the Purchaser of its obligations hereunder.

         SECTION 8.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 8.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and
(b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

         SECTION 8.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto
(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this
Section 8.09.

         SECTION 8.10 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                      BOSTON SCIENTIFIC CORPORATION


                                      By:   /s/  Lawrence C. Best
                                          --------------------------------------
                                          Name:  Lawrence C. Best
                                          Title: CFO


                                      MORGAN STANLEY VENTURE PARTNERS III, L.P.

                                      MORGAN STANLEY VENTURE INVESTORS III, L.P.

                                      THE MORGAN STANLEY VENTURE PARTNERS
                                      ENTREPRENEUR FUND, L.P.



                                      By:  Morgan Stanley Venture Partners III,
                                           L.L.C., as General Partner of each of
                                           the limited partnerships named above



                                      By:  Morgan Stanley Venture Capital III,
                                           Inc. as Member



                                      By:   /s/  M. Fazle Husain
                                           -------------------------------------
                                           Name:  M. Fazle Husain
                                           Title: General Partner


                                      BANK OF AMERICA VENTURES


                                      By:   /s/  Mark J. Brooks
                                           -------------------------------------
                                           Name:  Mark J. Brooks
                                           Title: Principal

                                      BA VENTURE PARTNERS V


                                      By:   /s/  Mark J. Brooks
                                           -------------------------------------
                                           Name:  Mark J. Brooks
                                           Title: General Partner

                                   SCHEDULE A

                                                     Seller's Shares of              Seller's Cash
Name                                                   Series B Stock                Purchase Price
----                                                   --------------                --------------
Morgan Stanley Venture Partners III, L.P.                  8,685                      $20,453,175
Morgan Stanley Venture Investors III, L.P.                   834                        1,964,070
Morgan Stanley Venture Partners                              381                          897,255
Entrepreneur Fund, L.P.
Bank of America Ventures                                   8,500                       20,017,500
BA Venture Partners V                                      1,500                        3,532,500

Total                                                     19,900                      $46,864,500
                                                          ======                      ===========


                                                     Seller's Warrants
                                                   to Purchase Shares of             Seller's Cash
Name                                                   Series B Stock                Purchase Price
----                                                   --------------                --------------
Morgan Stanley Venture Partners III, L.P.                     87.7305                     $97,751
Morgan Stanley Venture Investors III, L.P.                     8.4237                       9,386
Morgan Stanley Venture Partners                                3.8458                       4,285
Entrepreneur Fund, L.P.
Bank of America Ventures                                     119                          132,592
BA Venture Partners V                                         21                           23,399

Total                                                        240                         $267,413
                                                             ===                         ========

                                                          Seller's Shares of
Name                                                         Common Stock
----                                                         ------------

Morgan Stanley Venture Partners III, L.P.                       516,062
Morgan Stanley Venture Investors III, L.P.                       49,551
Morgan Stanley Venture Partners                                  22,622
Entrepreneur Fund, L.P.
Bank of America Ventures                                        500,000
BA Venture Partners V                                            88,235

Total                                                         1,176,470
                                                              =========